Exhibit 5.1

December 8, 2017

Fennec Pharmaceuticals Inc.

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

Ladies and Gentlemen:

Re:	Fennec Pharmaceuticals Inc. - Registration Statement on Form S-3 and Prospectus Supplement

We have acted as counsel to Fennec Pharmaceuticals Inc., a corporation incorporated pursuant to the laws of British Columbia (the “Company”), in connection with a Registration Statement on Form S-3 (No. 333-221093) filed with the Securities and Exchange Commission (the “Commission”) and declared effective on November 3, 2017 (the “Registration Statement”) and the preliminary prospectus supplement thereto dated December 7, 2017 and the final prospectus supplement thereto dated December 8, 2017 (the “Prospectus”), which the Company filed with the Commission on December 8, 2017 relating to the issuance of an aggregate of up to 2,705,892 common shares of the Company (the “Shares”).

In rendering this opinion, we have examined: (i) the Articles of the Company, as amended; (ii) certain resolutions of the Board of Directors of the Company (the “Board”) evidencing the corporate proceedings taken by the Company to authorize the issuance of the Shares, and (iii) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that upon issuance and delivery of the Shares against payment for such Shares as described in the Prospectus, the Shares will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is based solely on the present laws and applicable regulations of the Province of British Columbia and the laws of Canada in force therein. We express no opinion as to matters involving the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Yours truly,

/s/ LaBarge Weinstein LLP